Exhibit 99.1
Anadarko Issues Statement
HOUSTON, June 18, 2010 — Following this week’s hearings in Washington regarding the Deepwater Horizon tragedy, Anadarko Petroleum Corporation (NYSE: APC) issued the following statement:
     “The events surrounding the Deepwater Horizon explosion represent a terrible loss for the families of those who lost their lives and an unprecedented environmental tragedy,” Anadarko Chairman and CEO Jim Hackett said. “Sadly, it also continues to have tremendous impacts on the livelihoods of many Gulf Coast families and their communities. We, along with others in the industry, have continued to support the Unified Command in its response with technical expertise and specialized equipment.
     “The mounting evidence clearly demonstrates that this tragedy was preventable and the direct result of BP’s reckless decisions and actions. Frankly, we are shocked by the publicly available information that has been disclosed in recent investigations and during this week’s testimony that, among other things, indicates BP operated unsafely and failed to monitor and react to several critical warning signs during the drilling of the Macondo well. BP’s behavior and actions likely represent gross negligence or willful misconduct and thus affect the obligations of the parties under the operating agreement,” continued Hackett.
     Under the terms of the joint operating agreement (JOA) related to the Mississippi Canyon block 252 lease, BP, as operator, owed duties to its co-owners including Anadarko to perform the drilling of the well in a good and workmanlike manner and to comply with all applicable laws and regulations. The JOA also provides that BP is responsible to its co-owners for damages caused by its gross negligence or willful misconduct. Importantly, any actions Anadarko may take under the agreement to protect its rights relative to BP’s performance as operator in the drilling of the well will in no way shift any financial burden to the American taxpayer. Hackett also said, “We recognize that ultimately we have obligations under Federal law related to the oil spill, but will look to BP to continue to pay all legitimate claims as they have repeatedly stated that they will do.”
     The operator of a well determines the detailed planning and execution of the well, and is responsible for the day-to-day activities of, and decisions executed by, personnel on the rig. Consistent with standard industry practice around the world, non-operating investors rely upon the operator to make the appropriate decisions on the rig.
     “BP’s failures in the drilling of this well are not a reflection of the many tremendously skilled and committed individuals in our industry who work hard every day to deliver needed resources to America. We look forward to continuing to work with the Administration and our industry to identify further enhancements to the industry’s operating procedures and practices, and to helping get the Gulf’s dedicated workers back to work soon,” Hackett said.
Donation of Oil Revenue
     Anadarko also announced that it will donate to charitable and civic agencies along the Gulf Coast any revenue it is entitled to receive from oil recovered from the clean-up efforts.
     “We hope donating these proceeds to the people of the Gulf Coast will help offset some of the hardships being experienced in so many ways by those living in the affected communities,” said Hackett. “We are saddened by the loss of lives that occurred in this accident and the livelihoods that have been damaged by the spill. We continue to offer our prayers to the families of those lost and to all of those who are still suffering through this tragic event.”
Anadarko Petroleum Corporation’s mission is to deliver a competitive and sustainable rate of return to shareholders by exploring for, acquiring and developing oil and natural gas resources vital to the world’s health and welfare. As of year-end 2009, the company had approximately 2.3 billion barrels-equivalent of proved reserves, making it one of the world’s largest independent exploration and production companies. For more information about Anadarko, please visit www.anadarko.com.
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Anadarko believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this news release, including the outcome of events in the Gulf of Mexico relating to the Macondo well incident and the company’s ability to successfully defend its stated position under the joint operating agreement. Other factors that could impact the forward-looking statements are described in “Risk Factors” in the company’s 2009 Annual Report on Form 10-K, Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 and other public filings and press releases. Readers are cautioned not to place undue reliance on forward-looking statements, which speak as of the date hereof. Anadarko undertakes no obligation to publicly update or revise any forward-looking statements.
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Anadarko Contacts
Media:
John Christiansen, john.christiansen@anadarko.com, 832.636.8736
Matt Carmichael, matt.carmichael@anadarko.com, 832.636.2845
Investors:
John Colglazier, john.colglazier@anadarko.com, 832.636.2306
Chris Campbell, CFA, chris.campbell@anadarko.com, 832.636.8434
Dean Hennings, dean.hennings@anadarko.com, 832.636.2462